Exhibit 99.1

NEWS RELEASE 18-004	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
FIRST QUARTER 2018 RESULTS

May 2, 2018 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2018. Following is an executive summary for this period and the Company’s future outlook:

•	1Q2018 diluted EPS was $(1.04), a decrease of $3.52 from 4Q2017 diluted EPS of $2.48

•	1Q2018 net loss was $(38.7) million, a decrease of $132.5 million from 4Q2017 net income of $93.8 million

•	Excluding the reconciling items discussed below, adjusted 4Q2017 diluted EPS and net loss were $(0.44) and $(16.1) million, respectively

•	1Q2018 EBITDA was $(7.2) million, a decrease of $21.1 million, or 152%, from 4Q2017 EBITDA of $13.9 million

•	1Q2018 average new gen OSV dayrates were $17,985, a sequential decrease of $979, or 5%

•	1Q2018 effective new gen OSV dayrates were $3,723, a sequential decrease of $847, or 19%

•	1Q2018 utilization of the Company’s new gen OSV fleet was 21%, down from 24% sequentially

•	1Q2018 effective utilization of the Company’s active new gen OSVs was 71%, down from 81% sequentially

•	The Company currently has 40 OSVs stacked and expects to have a total of 40 OSVs stacked at the end of 2Q2018

•	Quarter-end cash was $171 million, down from $187 million sequentially, with $62 million of newbuild growth capex remaining to be funded

•	The Company expects delivery of final two MPSVs in 2019 with $17 million and $45 million of growth capex in 2018 and 2019, respectively

•	1Q2018 total liquidity (cash and credit availability) of $308 million represents a decrease of $16 million, or 5%, from 4Q2017

•	The Company recently entered into a vessel purchase agreement with Aries Marine to acquire four high-spec OSVs for $36.6 million in cash

The Company recorded a net loss for the first quarter of 2018 of $(38.7) million, or $(1.04) per diluted share, compared to a net loss of $(27.9) million, or $(0.76) per diluted share, for the first quarter of 2017; and net income of $93.8 million, or $2.48 per diluted share, for the fourth quarter of 2017. Included in the Company’s year-ago quarter results was a $9.4 million redelivery fee related to the completion of a long-term contract for one of the Company’s OSVs and $3.8 million of G&A expense resulting from additional bad debt reserves due to an unfavorable ruling in bankruptcy proceedings related to a receivable from a former customer. Excluding the net impact of these two items, net loss and diluted EPS for the first quarter of 2017 would have been $(31.7) million, and $(0.87) per share, respectively. Included in the Company’s sequential quarter results was a $125.2 million tax benefit related to U.S. tax reform legislation that was enacted in December 2017, partially offset by $14.2 million of tax expense due to valuation allowances related to tax credits that may expire prior to being utilized and a $1.7 million non-cash write-

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off of goodwill. Excluding the net impact of these reconciling items, net loss and diluted EPS for the fourth quarter of 2017 would have been $(16.1) million and $(0.44) per diluted share, respectively. Diluted common shares for the first quarter of 2018 were 37.3 million compared to 36.6 million and 37.9 million for the first quarter of 2017 and the fourth quarter of 2017, respectively. GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. EBITDA for the first quarter of 2018 was $(7.2) million compared to $1.6 million for the first quarter of 2017 and $13.9 million for the fourth quarter of 2017. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.
Revenues. Revenues were $41.6 million for the first quarter of 2018, a decrease of $2.5 million, or 5.7%, from $44.1 million for the first quarter of 2017; and a decrease of $14.6 million, or 26.0%, from $56.2 million for the fourth quarter of 2017. The year-over-year decrease in revenues primarily resulted from a redelivery fee related to the completion of a long-term contract for one of the Company’s OSVs that was recognized during the first quarter of 2017. The sequential decrease in revenues was primarily attributable to lower effective dayrates for the MPSV fleet. As of March 31, 2018, the Company had 44 OSVs stacked. For the three months ended March 31, 2018, the Company had an average of 44.0 vessels stacked compared to 45.9 vessels stacked in the prior-year quarter and 43.5 vessels stacked in the sequential quarter. Operating loss was $(33.9) million, or (81.4)% of revenues, for the first quarter of 2018 compared to an operating loss of $(26.5) million, or (60.1)% of revenues, for the prior-year quarter; and an operating loss of $(14.3) million, or (25.4)% of revenues, for the fourth quarter of 2017. Excluding the impact of the goodwill write-off discussed above, fourth quarter 2017 operating loss would have been $(12.6) million, or (22.4)% of revenues. Average new generation OSV dayrates for the first quarter of 2018 were $17,985 compared to $27,767 for the same period in 2017 and $18,964 for the fourth quarter of 2017. Excluding the aforementioned redelivery fee, average new generation OSV dayrates would have been $19,221 for the prior-year quarter. New generation OSV utilization was 20.7% for the first quarter of 2018 compared to 19.7% for the year-ago quarter and 24.1% for the sequential quarter. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 71.3%, 67.5% and 81.0% for the same periods, respectively. Utilization-adjusted, or effective, new generation OSV dayrates for the first quarter of 2018 were $3,723 compared to $5,470 for the same period in 2017 and $4,570 for the fourth quarter of 2017.
Operating Expenses. Operating expenses were $36.0 million for the first quarter of 2018, an increase of $8.1 million, or 29.0%, from $27.9 million for the first quarter of 2017; and an increase of $4.8 million, or 15.4%, from $31.2 million for the fourth quarter of 2017. The year-over-year increase in operating expenses was primarily due to higher contract-specific cost-of-sales expenses associated with our MPSV fleet, a higher active vessel count during the first quarter of 2018 and increased maintenance and repair expense. The sequential increase in operating expenses was primarily due to higher maintenance and repair expense, contract-specific cost-of-sales and insurance expense.

General and Administrative (“G&A”). G&A expense was $12.9 million for the first quarter of 2018 compared to $14.2 million for the first quarter of 2017; and $11.0 million for the fourth quarter of 2017. The year-over-year decrease in G&A expense was primarily attributable to lower bad debt reserves due to the unfavorable ruling in a bankruptcy proceeding related to a receivable from a former customer during the three months ended March 31, 2017, partially offset by higher incentive compensation expense and higher legal costs. The sequential increase in G&A expense was primarily due to higher long-term incentive compensation expense.
Depreciation and Amortization. Depreciation and amortization expense was $26.6 million for the first quarter of 2018, or $1.8 million lower than each of the year-ago and sequential quarters. Depreciation expense was in-line with the prior-year and sequential quarters. Amortization expense decreased by $1.7 million from the year-ago quarter, driven by postponed recertifications for certain of the Company’s stacked OSVs. Amortization expense decreased $1.7 million from the sequential quarter, wholly attributable to the fourth quarter 2017 goodwill charge previously mentioned. However, amortization expense is expected to increase in fiscal 2019 as a result of currently active vessels that were placed in service under the Company’s fifth OSV newbuild program commencing their initial intermediate drydock or special survey. The Company also expects amortization expense to increase whenever market conditions warrant reactivation of currently stacked vessels, which will then require the Company to drydock such vessels, and thereafter to revert back to historical levels.
Interest Expense. Interest expense was $13.9 million during the first quarter of 2018, which was in-line with the same period in 2017. The Company recorded $2.3 million of capitalized construction period interest, or roughly 14% of its total interest costs, for the first quarter of 2018 compared to $2.4 million, or roughly 15% of its total interest costs, for the year-ago quarter.
Recent Development
On April 13, 2018, the Company entered into a definitive vessel purchase agreement with Aries Marine Corporation and certain of its affiliates to acquire four high-spec OSVs and related equipment for $36.6 million in cash, plus the cost of fuel and lube inventory. The acquired vessels are 100% U.S.-flagged and are comprised of two 280 class OSVs and two 300 class OSVs, all of which have a DP-2 designation. The two 280 class OSVs were built in 2014 and 2015, respectively, and have capacities of approximately 3,800 DWT and 13,000 barrels of liquid mud. The two 300 class OSVs were built in 2010 and 2011, respectively, and have capacities of approximately 5,500 DWT and 19,500 barrels of liquid mud. The Company expects to close the transaction, subject to customary conditions, during the second quarter of 2018. The acquisition will be fully funded with cash on hand. In accordance with the terms of the Company’s First-Lien Credit Facility, the vessels will be pledged as additional collateral against that facility.

Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events during the Company’s guidance period as set forth on pages 11 and 12 of this press release. These statements are forward-looking and actual results may differ materially, particularly given the volatility inherent in, and the currently depressed conditions of, the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further change in commodity prices for oil and natural gas; any additional future repositioning voyages; any additional stacking or reactivation of vessels; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions, modifications or divestitures, business combinations, possible share or note repurchases or financings that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 8 of this news release.
Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of commodity prices and planned decreases in the capital spending budgets of its customers.
Vessel Counts. As of March 31, 2018, the Company’s fleet of owned vessels consisted of 62 new generation OSVs and eight MPSVs. The forecasted vessel counts presented in this press release reflect the four-vessel acquisition discussed above and the two MPSV newbuilds expected to be delivered during fiscal 2019, as discussed below. With an average of 41.2 new generation OSVs projected to be stacked during fiscal 2018, the Company’s active fleet for 2018 is expected to be comprised of an average of 23.3 new generation OSVs and 8.0 MPSVs. With an assumed average of 40.0 new generation OSVs projected to be stacked during fiscal 2019, the Company’s active fleet for 2019 is expected to be comprised of an average of 26.0 new generation OSVs and 9.0 MPSVs.
Operating Expenses. Inclusive of the four-vessel acquisition discussed above, aggregate cash operating expenses are projected to be in the range of $35.0 million to $40.0 million for the second quarter of 2018, and $145.0 million to $160.0 million for the full-year 2018. Reflected in the cash opex guidance ranges above are the anticipated continuing results of several cost containment measures initiated by the Company since the fourth quarter of 2014 due to prevailing market conditions, including, among other actions, the stacking of vessels on various dates from October 1, 2014 through March 31, 2018, as well as company-wide headcount reductions and across-the-board pay-cuts for shoreside and vessel personnel. The Company may choose to stack or reactivate additional vessels as market conditions warrant. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its vessels into international markets or back to the GoM, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expense. G&A expense is expected to be in the approximate range of $11.0 million to $13.0 million for the second quarter of 2018, and $45.0 million to $50.0 million for the full fiscal year 2018.
Other Financial Data. Quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense, weighted-average basic shares outstanding and weighted-average diluted shares outstanding for the second quarter of 2018 are projected to be $24.7 million, $2.3 million, $16.0 million, $0.1 million, $14.1 million, 37.5 million and 37.8 million, respectively. As a reminder, please note that GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2018 and 2019 is provided on page 12 of this press release. The Company’s annual effective tax benefit rate is expected to be between 18.0% and 20.0% for fiscal years 2018 and 2019.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. During the first quarter of 2018, the Company notified the shipyard that it was terminating the construction contracts for the final two vessels under the Company’s nearly completed 24-vessel domestic newbuild program due to performance issues at the shipyard. The Company is now working with the issuer of the shipyard’s performance bonds in order to complete the construction of the vessels at a completion yard. These two remaining vessels, both of which are 400 class MPSVs, are expected to be delivered in the second and third quarters of 2019, respectively. The remaining shipyard contract price to be paid by the Company as of the date of termination for both vessels was approximately $53.8 million, before application of liquidated damages and other deductions allowed by the contracts. The Company also expects to incur an additional $8.1 million of budgeted project costs post-delivery for final outfitting of the vessels and for installation and commissioning of the cranes.
The Company owns 62 new generation OSVs and eight MPSVs as of March 31, 2018. Based on the projected MPSV in-service dates, the Company now expects to own eight and ten MPSVs as of December 31, 2018 and December 31, 2019, respectively. These vessel additions result in a projected average MPSV fleet complement of 8.0, 9.0 and 10.0 vessels for the fiscal years 2018, 2019 and 2020, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,335.0 million, of which $17.6 million and $44.7 million are expected to be incurred in the full fiscal years 2018 and 2019, respectively. From the inception of this program through March 31, 2018, the Company has incurred $1,273.1 million, or 95.4%, of total expected project costs, including $0.4 million that was spent during the first quarter of 2018. The Company does not expect to incur any newbuild project costs during the second quarter of 2018.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 11 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2017, 2018 and 2019. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its fleet of vessels will be approximately $22.4 million and $27.6 million for the full fiscal years 2018 and 2019, respectively. These cash outlays are expected to be incurred over approximately 319 and 445 days of aggregate commercial downtime in 2018 and 2019, respectively, during which the applicable vessels will not earn revenue.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 11 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2017, 2018 and 2019. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related capital expenditures, including vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and commercial-related intangibles; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related capital expenditures and non-vessel capital expenditures to be approximately $5.7 million and $0.5 million, respectively, for the full fiscal years 2018 and 2019, respectively.
Liquidity Outlook
As of March 31, 2018, the Company’s total liquidity (cash and credit availability) was $307.5 million, comprised of $170.8 million of cash and $136.7 million of availability under its First-Lien Credit Facility, which represents a decrease of $16.0 million, or 5%, from the end of the fourth quarter. The Company projects that, even with the currently depressed operating levels, cash generated from operations together with cash on hand and remaining availability under its First-Lien Credit Facility should be sufficient to fund its operations and commitments, including the pending $36.6 million four-vessel acquisition, through at least December 31, 2019. However, absent the combination of a significant recovery of market conditions such that cash flow from operations were to increase materially from projected levels coupled with a refinancing and/or further management of its funded debt obligations, the Company does not currently expect to have sufficient liquidity to repay the full amount of its 5.875% Senior Notes and 5.000% Senior Notes as they mature in fiscal years 2020 and 2021, respectively. The Company remains fully cognizant of the challenges currently facing the offshore oil and gas industry and continues to review its capital structure and assess its strategic options.

Conference Call
The Company will hold a conference call to discuss its first quarter 2018 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, May 3, 2018. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through May 17, 2018, and may be accessed by calling (201) 612-7415 and using the pass code 13678457#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 70 vessels primarily serving the energy industry and expects to add four acquired high-spec OSVs and two ultra high-spec MPSV newbuilds to its fleet in 2018 and 2019.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including impacts from oil and natural gas prices in the U.S. and worldwide; continued weakness in demand and/or pricing for the Company’s services through and beyond the maturity of any of the Company’s long-term debt; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or vessel management contracts or failures to finalize commitments to charter or manage vessels; continued weak capital spending by customers on offshore exploration and development; the inability to accurately predict vessel utilization levels and dayrates; sustained weakness in the number of deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; any negative impact on the Company’s ability to successfully complete the remainder of its current vessel newbuild program on-time; the inability to successfully integrate the pending acquisition of four high-spec OSVs; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the government’s cancellation or non-renewal of the management, operations and maintenance contracts for vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels in foreign markets from going on-hire; administrative barriers to exploration and production activities in Brazil; disruption in the timing and/or extent of Mexican offshore activities; age or other restrictions imposed on our vessels by customers; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets affecting our MPSVs; sustained vessel over-capacity for existing demand levels in the markets in which the Company competes; economic and geopolitical risks; weather-related risks; upon a return to improved operating conditions, the shortage of or the inability to attract and retain qualified personnel, when needed, including vessel personnel for active vessels or vessels the Company may reactivate or acquire; any success in unionizing the Company’s U.S. fleet personnel; regulatory risks; the repeal or administrative weakening of the Jones Act or adverse changes in the interpretation of the Jones Act; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; other industry risks; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs; the possible loss or material limitation of the Company's tax net operating loss carryforwards and other attributes due to a change in control, as defined in Section 382 of the Internal Revenue Code; or the inability of the Company to refinance or otherwise retire certain funded debt obligations that come due in 2019, 2020 and 2021; or the potential for any impairment charges that could arise in the future and that would reduce the Company’s consolidated net tangible assets which, in turn, would further limit the Company’s ability to grant certain liens, make certain investments, and incur certain debt under the Company’s senior notes indentures and the New Credit Facility. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual lenders to provide funding under the Company’s New Credit Facility, if and when required. Further, the Company can give no assurance regarding when and to what extent it will effect common stock or note repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected and, if sufficiently severe, could result in noncompliance with certain covenants of the Company’s existing indebtedness. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Revenues	$41,587	$56,241	$44,079
Costs and expenses:
Operating expenses	35,969	31,152	27,935
Depreciation and amortization	26,640	28,400	28,401
General and administrative expenses	12,875	11,024	14,242
	75,484	70,576	70,578
Gain on sale of assets	43	57	18
Operating loss	(33,854)	(14,278)	(26,481)
Other income (expense):
Interest income	644	891	401
Interest expense	(13,945)	(12,170)	(13,809)
Other income (expense), net [1]	9	(233)	(323)
	(13,292)	(11,512)	(13,731)
Loss before income taxes	(47,146)	(25,790)	(40,212)
Income tax benefit	(8,491)	(119,548)	(12,314)
Net income (loss)	$(38,655)	$93,758	$(27,898)
Earnings per share
Basic earnings (loss) per common share	$(1.04)	$2.53	$(0.76)
Diluted earnings (loss) per common share	$(1.04)	$2.48	$(0.76)
Weighted average basic shares outstanding	37,339	37,049	36,596
Weighted average diluted shares outstanding [2]	37,339	37,864	36,596

Other Operating Data (unaudited):

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Offshore Supply Vessels:
Average number of new generation OSVs [3]	62.0	62.0	62.0
Average number of active new generation OSVs [4]	18.0	18.5	18.1
Average new generation OSV fleet capacity (deadweight) [3]	220,072	220,072	220,030
Average new generation OSV capacity (deadweight)	3,550	3,550	3,549
Average new generation utilization rate [5]	20.7%	24.1%	19.7%
Effective new generation utilization rate [6]	71.3%	81.0%	67.5%
Average new generation dayrate [7]	$17,985	$18,964	$27,767
Effective dayrate [8]	$3,723	$4,570	$5,470
Balance Sheet Data (unaudited):

	As of March 31, 2018	As of December 31, 2017
Cash and cash equivalents	$170,836	$186,849
Working capital	170,153	199,579
Property, plant and equipment, net	2,481,735	2,501,013
Total assets	2,729,055	2,768,878
Total long-term debt	1,082,017	1,080,826
Stockholders’ equity	1,399,047	1,437,924

Cash Flow Data (unaudited):

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash used in operating activities	$(8,874)	$(3,619)
Cash used in investing activities	(6,560)	(3,547)
Cash used in financing activities	(536)	(573)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

Vessel revenues	$33,134	$47,641	$35,849
Non-vessel revenues [9]	8,453	8,600	8,230
Total revenues	$41,587	$56,241	$44,079
Operating loss	$(33,854)	$(14,278)	$(26,481)
Operating deficit	(81.4%)	(25.4%)	(60.1%)
Components of EBITDA [10]
Net income (loss)	$(38,655)	$93,758	$(27,898)
Interest expense, net	13,301	11,279	13,408
Income tax benefit	(8,491)	(119,548)	(12,314)
Depreciation	24,648	24,695	24,677
Amortization	1,992	3,705	3,724
EBITDA [10]	$(7,205)	$13,889	$1,597
Adjustments to EBITDA
Stock-based compensation expense	$2,868	$1,259	$2,042
Interest income	644	891	401
Adjusted EBITDA [10]	$(3,693)	$16,039	$4,040
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$(7,205)	$13,889	$1,597
Cash paid for deferred drydocking charges	(1,970)	(1,113)	(3,129)
Cash paid for interest	(15,131)	(12,166)	(13,756)
Cash (paid for) refunds of income taxes	(449)	10,086	(349)
Changes in working capital	12,833	2,645	6,246
Stock-based compensation expense	2,868	1,259	2,042
Gain on sale of assets	(43)	(57)	(18)
Changes in other, net	223	2	3,748
Net cash provided by (used in) operating activities	$(8,874)	$14,545	$(3,619)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data:
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	4.0	2.0
Commercial downtime (in days)	91	60	61
MPSVs
Number of vessels commencing drydock activities	—	—	2.0
Commercial downtime (in days)	—	—	19

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	2.0	—
Commercial downtime (in days)	—	78	—
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—
Commercial downtime (in days)	—	—	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$1,970	$1,113	$3,129
Other vessel capital improvements	2,563	—	103
	4,533	1,113	3,232
Other Capital Expenditures:
Commercial-related capital expenditures	1,343	388	58
Non-vessel related capital expenditures	7	84	130
	1,350	472	188
	$5,883	$1,585	$3,420
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$421	$3,163	$1,302

Forecasted Data [12]:
	1Q 2018A	2Q 2018E	3Q 2018E	4Q 2018E	2018E	2019E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	2.0	2.0	5.0	11.0	12.0
Commercial downtime (in days)	91	60	11	110	272	275
MPSVs
Number of vessels commencing drydock activities	—	1.0	1.0	—	2.0	7.0
Commercial downtime (in days)	—	10	12	25	47	170

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$2.0	$4.6	$4.3	$3.6	$14.5	$24.1
Other vessel capital improvements	2.6	3.1	0.8	1.4	7.9	3.5
	4.6	7.7	5.1	5.0	22.4	27.6
Other Capital Expenditures:
Commercial-related capital expenditures	1.3	4.1	—	—	5.4	—
Non-vessel related capital expenditures	—	0.2	0.1	—	0.3	0.5
	1.3	4.3	0.1	—	5.7	0.5
	$5.9	$12.0	$5.2	$5.0	$28.1	$28.1
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$0.4	$—	$9.8	$7.4	$17.6	$44.7
Vessel acquisitions	—	36.6	—	—	36.6	—
	$0.4	$36.6	$9.8	$7.4	$54.2	$44.7

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels and Tax Rate)
Forward Guidance of Selected Data (unaudited):

	2Q 2018E Avg Vessels	Full-Year 2018E Avg Vessels	Full-Year 2019E Avg Vessels
Fleet Data (as of 2-May-2018):

New generation OSVs - Active	22.9	23.3	26.0
New generation OSVs - Stacked [13]	40.9	41.2	40.0
New generation OSVs - Total	63.8	64.5	66.0

New generation MPSVs - Active	8.0	8.0	9.0
New generation MPSVs - Stacked	—	—	—
New generation MPSVs - Total	8.0	8.0	9.0
Total	71.8	72.5	75.0

	2Q 2018E Range		Full-Year 2018E Range
	Low [14]	High [14]	Low [14]	High [14]
Cost Data:
Operating expenses	$35.0	$40.0	$145.0	$160.0
General and administrative expenses	$11.0	$13.0	$45.0	$50.0

	1Q 2018A	2Q 2018E	3Q 2018E	4Q 2018E	2018E	2019E
Other Financial Data:
Depreciation	$24.6	$24.7	$24.9	$25.0	$99.2	$103.4
Amortization	2.0	2.3	2.7	3.4	10.4	17.3
Interest expense, net:
Interest expense [15]	$15.9	$16.2	$16.4	$16.4	$64.9	$74.4
Incremental non-cash OID interest expense [16]	1.0	1.0	1.0	1.0	4.0	2.7
Amortization of deferred gain [17]	(0.7)	(0.8)	(0.8)	(0.8)	(3.1)	(3.2)
Capitalized interest	(2.3)	—	(2.5)	(2.7)	(7.5)	(4.6)
Interest income	(0.6)	(0.4)	(0.3)	(0.3)	(1.6)	(1.3)
Total interest expense, net	$13.3	$16.0	$13.8	$13.6	$56.7	$68.0

Income tax rate	18.0%	20.0%	20.0%	20.0%	20.0%	19.0%
Cash paid for (refunds of) income taxes	$0.4	$0.1	$0.1	$(0.6)	$—	$(2.5)
Cash paid for interest [15]	15.1	14.1	15.6	14.5	59.3	70.0
Weighted average basic shares outstanding	37.3	37.5	37.6	37.6	37.5	37.9
Weighted average diluted shares outstanding [18]	37.9	37.8	37.9	37.9	37.9	38.0

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
Due to net losses for the three months ended March 31, 2018 and March 31, 2017, the Company excluded the dilutive effect of equity awards representing the rights to acquire 750 and 978 shares of common stock, respectively, because the effect was anti-dilutive. For the three months ended December 31, 2017, the company had 185 anti-dilutive stock options. As of March 31, 2018, December 31, 2017 and March 31, 2017, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]
The Company owned 62 new generation OSVs as of March 31, 2018. Excluded from this data are eight MPSVs owned by the Company and four non-owned vessels operated by the Company for the U.S. Navy. Also excluded are the four vessels included in the pending acquisition from Aries Marine expected to close in the second quarter of 2018.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since October 1, 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are based on a 365-day year for all active and stacked vessels. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the average new generation utilization rate for the respective period.

[9]
Represents revenues from shore-based operations, vessel-management services related to non-owned vessels, including from the O&M contract with the U.S. Navy, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes EBITDA provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company has also historically made certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that such ratios can, at times, be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.
Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are anticipated cash outlays before the allocation of construction period interest, as applicable.

[13]
As of May 2, 2018, the Company’s inactive fleet of 40 new generation OSVs that were “stacked” was comprised of the following: twelve 200 class OSVs, twenty-four 240 class OSVs, three 265 class OSVs and one 300 class OSV.

[14]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[15]
Interest on the Company’s First-Lien Credit Facility is variable based on changes in LIBOR, or the London Interbank Offered Rate. The guidance included in this press release related to such facility is based on industry estimates of LIBOR in future periods as of May 2, 2018. Actual results may differ from this estimate. Interest expense on all of the Company’s other funded debt is fixed at rates set forth in the indentures governing such notes.

[16]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[17]
Represents the non-cash recognition of the $20.7 million gain on the debt-for-debt exchange associated with the Company’s First-Lien Credit Facility, which is being deferred and amortized prospectively as a yield adjustment to interest expense as required by GAAP under debt modification accounting.

[18]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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